Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: William Hitselberger
                    (215) 665-5070

PMA Capital Announces Fourth Quarter 2003 Results, Completion of Reserve Review and Election of Chief Executive Officer

Philadelphia, PA, February 11, 2004 — PMA Capital (NASDAQ: PMACA) today announced a net loss of $20.0 million, or 64 cents per share, for the fourth quarter of 2003, compared with a net loss of $10.4 million, or 33 cents per share, for the fourth quarter of 2002. Included in results for the fourth quarter of 2003 is a non-cash charge of $25 million, or 80 cents per share, to increase the valuation allowance for our deferred tax asset, and an after-tax charge of $3.7 million, or 12 cents per share, as a result of our decision to exit the reinsurance business, mainly for termination benefits. For full year 2003, we recorded a net loss of $93.6 million, or $2.99 per share, compared to $48.0 million, or $1.53 per share, for 2002. The Company also announced that its Board of Directors has elected Vincent T. Donnelly as President and Chief Executive Officer.

During the fourth quarter of 2003, both internal and, as previously announced, external reserve studies for The PMA Insurance Group were completed. In connection with the completion of these reviews, the fourth quarter of 2003 includes a net charge of $4.6 million ($7.0 million pre-tax), or 15 cents per share, due to lower underwriting results at The PMA Insurance Group for workers’ compensation business written for accident years 2001 and 2002. In addition, during the fourth quarter, we updated our previously completed comprehensive study of PMA Re’s loss reserves and have concluded that no additions to PMA Re’s loss reserves for prior years were required during the fourth quarter.

Results for full year 2003 include the third quarter after-tax charge of $97.5 million, or $3.11 per share, to increase PMA Re’s loss reserves. That charge reflected adverse prior year loss development, primarily from casualty business written in accident years 1997 through 2000. In addition, the total valuation allowance on the deferred tax asset of $49 million recorded in 2003 impacted results by $1.56 per share for the full year.

Mr. Donnelly commented, “The results of these reviews have reaffirmed our confidence in the adequacy of our loss reserves for all of our insurance operations at December 31, 2003, and we believe that our future results will not be affected by further prior year reserve strengthening. We believe the actions we have taken put this issue of reserve development behind us.”

Mr. Donnelly continued, “At The PMA Insurance Group, we are focused on continuing to deliver outstanding service to our customers and producers and appreciate the numerous customers, agents and brokers who have stood by us. The capital position of The PMA Insurance Group remains strong and continues to provide the financial strength and security we have delivered to the market over many years. Premium production during the fourth quarter and January 2004 was in line with our expectations. I want to reaffirm that our main objective is to restore the “A–” (Excellent) A.M. Best financial strength rating of The PMA Insurance Group. The run-off of our reinsurance business is continuing in an efficient manner, and we will evaluate opportunities to employ the excess capital to be generated as the run-off continues. We are confident that we have the financial strength, commitment and expertise to succeed in 2004 and beyond.”

Financial Condition

Total assets were $4.2 billion as of December 31, 2003, compared to $4.1 billion as of December 31, 2002. Shareholders’ equity was $463.7 million as of December 31, 2003, compared with $503.8 million as of September 30, 2003 and $581.4 million as of December 31, 2002. The statutory surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s directly held reinsurance subsidiary, increased to $500.6 million at December 31, 2003, compared to $477.4 million at September 30, 2003. The statutory surplus of PMACIC includes $296.8 million at December 31, 2003 and $301.7 million at September 30, 2003 from its insurance subsidiaries comprising The PMA Insurance Group. Unassigned surplus at PMACIC grew by $23.2 million from September 30, 2003, to $17.0 million at December 31, 2003. At December 31, 2003, we had $15.0 million in cash and short-term investments at the holding company.

Book value per share was $14.80 as of December 31, 2003, compared with $16.08 as of September 30, 2003 and $18.56 as of December 31, 2002. Net unrealized gains on fixed maturities decreased to $31.4 million after-tax, or $1.00 per share, as of December 31, 2003, compared to $37.8 million, or $1.21 per share, at September 30, 2003, and $33.3 million, or $1.06 per share, at year-end 2002. As a result of lower current interest rates, we have recorded a minimum pension liability at December 31, 2003, which reduced GAAP book value by $15.6 million, or 50 cents per share, but had no impact on earnings or statutory capital.

As of December 31, 2003, total outstanding debt was $187.6 million, compared to $151.3 million at December 31, 2002. The components of our debt as of December 31, 2003 were as follows:

(dollar amounts in thousands)	Amount Outstanding	Maturity

4.25% convertible debt	$86,250	2022 [1]
Trust preferred debt [2]	43,816	2033
8.50% senior notes	57,500	2018

Total long-term debt	$187,566

(1)

Holders of the Convertible Debt, at their option, may require us to repurchase all or a portion of their debentures on September 30, 2006, 2008, 2010, 2012 and 2017. This debt may be converted at any time, at the holder’s option, at a current price of $16.368 per share.

(2)

The increase of $1.3 million in trust preferred debt at December 31, 2003, compared to September 30, 2003, is due to the application of the provisions of FASB Interpretation No. 46 (“FIN 46”),“Consolidation of Variable Interest Entities.” Application of the provisions of FIN 46 required us to deconsolidate our wholly owned statutory trust subsidiaries, which resulted in an increase of $1.3 million of other assets and debt on our balance sheet.

Revenues

Revenues for the fourth quarter of 2003 and 2002 were $369.4 million and $292.6 million, respectively. For full year 2003, revenues were $1,301.2 million, compared to $1,075.1 million for 2002. The 26% and 21% increases in revenues for the quarter and full year periods primarily reflect higher net premiums earned. Additionally, for full year 2003, pre-tax net realized investment gains were $13.8 million, compared to pre-tax net realized investment losses of $16.1 million for 2002.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under generally accepted accounting principles (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations. A reconciliation of our operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands)	2003	2002	2003	2002

Pre-tax operating income (loss):
The PMA Insurance Group	$(982)	$5,838	$21,541	$25,346
PMA Re (1)	12,556	(28,480)	(79,433)	13,422
Corporate & Other	(6,319)	(3,148)	(22,816)	(14,339)
Run-off Operations (2)	(819)	(4)	(818)	(87,501)
Net realized investment gains (losses)	3,582	3,943	13,780	(16,085)

Pre-tax income (loss)	8,018	(21,851)	(67,746)	(79,157)
Income tax expense (benefit)	28,050	(11,448)	25,823	(31,133)

Net loss	$(20,032)	$(10,403)	$(93,569)	$(48,024)

(1)

On November 6, 2003, we announced our decision to withdraw from the reinsurance business previously served by PMA Re. This segment is currently in run-off. Accordingly, current results will not be indicative of future results.

(2)	Formerly known as the Caliber One operating segment.

The PMA Insurance Group

The PMA Insurance Group reported a pre-tax operating loss of $982,000 for the fourth quarter of 2003 and pre-tax operating income of $21.5 million for the full year, compared to pre-tax operating income of $5.8 million and $25.3 million for the same periods in 2002. Results for the fourth quarter and full year 2003 reflect a pre-tax net charge of $7.0 million due to lower underwriting results from accident years 2001 and 2002 and lower net investment income, partially offset by improved current accident year underwriting results. The $7.0 million charge, which resulted from the completion of our fourth quarter actuarial study, is comprised of an increase in loss reserves of $50 million, primarily from loss–sensitive and participating workers’ compensation lines of business, offset by an increase in retrospectively-rated premiums of $35 million and a reduction in policyholder dividends of $8 million.

Net premiums written increased to $140.8 million for the fourth quarter of 2003 and $603.6 million for the full year, compared with $73.5 million and $452.3 million for the same periods in 2002. Net premiums written for 2003 include the retrospectively rated premiums described above. Under retrospectively rated policies, the premium is adjusted after the policy period expires based upon the insured’s actual losses incurred during the policy period. Additionally, the growth in premiums reflects an increase in the volume of risks underwritten and improved pricing in all lines of insurance business underwritten by The PMA Insurance Group.

The combined ratio on a GAAP basis in 2003 was 105.6% for the fourth quarter and 102.8% for the full year, compared to 103.5% and 103.2% for the same periods in 2002. The combined ratios for the fourth quarter and full year 2003 include approximately 4 points and 1 point due to the higher than expected losses and LAE from prior accident years.

Net investment income was $8.3 million and $32.9 million for the fourth quarter and full year 2003, compared to $8.6 million and $35.6 million for the same periods of 2002. The declines in net investment income reflect lower invested asset yields, partially offset by a higher invested asset base.

PMA Re

As stated previously, we have withdrawn from the reinsurance business. PMA Re reported pre-tax operating income of $12.6 million for the fourth quarter of 2003, compared to a pre-tax operating loss of $28.5 million for the same period last year. Included in results for the fourth quarter of 2003 are exit costs of $2.6 million, mainly employee termination benefits.

For full year 2003, PMA Re reported a pre-tax operating loss of $79.4 million, compared to pre-tax operating income of $13.4 million for 2002. PMA Re’s full year 2003 results reflect the $150 million ($97.5 million after-tax) third quarter reserve charge associated mainly with accident years 1997 to 2000.

Net premiums written were $124.3 million for the fourth quarter and $595.1 million for full year 2003, compared with $185.9 million and $639.0 million for the same periods last year. The combined ratio on a GAAP basis was 97.0% for the fourth quarter of 2003 and 117.9% for the full year, compared to 124.3% and 106.4% for the same periods in 2002.

Net investment income was $7.5 million and $32.5 million for the fourth quarter and full year 2003, compared with $11.6 million and $48.7 million for the same periods last year. The declines in net investment income are due to lower interest earned on funds held assets and lower yields on a higher invested asset base.

Corporate and Other

The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $6.3 million and $22.8 million for the fourth quarter and full year 2003, respectively, compared to pre-tax operating losses of $3.1 million and $14.3 million for the same periods last year. Interest expense for the fourth quarter and full year 2003 increased by $1.3 million and $6.6 million over the comparable periods last year, primarily due to a higher average amount of debt outstanding in 2003, compared with 2002. Additionally, results for the fourth quarter and full year 2003 include approximately $3 million of costs associated primarily with salary obligations under employment contracts with our former executive officers.

Run-off Operations

In May 2002, we announced our decision to withdraw from the excess and surplus lines marketplace which comprises our Run-off Operations. The Run-off Operations recorded a pre-tax operating loss of $819,000 for the fourth quarter of 2003 and $818,000 for the full year.

The Run-off Operations were essentially breakeven for the fourth quarter of 2002. For full year 2002, the Run-off Operations recorded a pre-tax operating loss of $87.5 million, which included prior year loss development of $40 million in the first quarter of 2002 and a $43 million charge to exit from and run-off this business. Our internal and the external actuaries performed a review of the loss reserves at the Run-off Operations and have concluded that no adjustment to the carried loss reserves at December 31, 2003 was necessary.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Thursday, February 12th to review our 2003 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers for the conference call are as follows:

Live Call	Replay

888-806-9459 (Domestic)	888-266-2081 (Domestic)
703-871-3093 (International)	703-925-2533 (International)

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay along with the passcode 370239. The replay will be available from approximately 11:30 a.m. Eastern Time on Thursday, February 12th until 11:59 p.m. Eastern Time on Thursday, February 19th.

Quarterly Statistical Supplement

Our Fourth Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

      PMA Capital Corporation
      1735 Market Street
      Philadelphia, PA 19103
      Attention: Investor Relations

Alternatively, you may submit your request by telephone (215.665.5046) or by e-mail to InvestorRelations@pmacapital.com.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies;
•

regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the effect on The PMA Insurance Group’s premium writings and profitability due to the downgrade of its financial strength rating by A.M. Best to B++;
•	the effect on The PMA Insurance Group’s premium writings, profitability and ratings due to its status as a subsidiary of PMA Capital Insurance Company;
•

the ability of the Company to have sufficient cash at the holding company to meet its debt service and other obligations, including any restrictions on receiving dividends from its insurance subsidiaries in an amount sufficient to meet such obligations;

•	the lowering or loss of one or more of the Company’s debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	the outcome of any litigation against the Company, including the outcome of the purported class action lawsuits;
•	adverse property and casualty loss development for events that we insured in prior years;
•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors disclosed from time to time in our most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)	December 31, 2003	December 31, 2002

Assets:
Investments and cash:
Fixed maturities available for sale	$1,854,555	$1,529,924
Short-term investments	151,332	298,686
Short-term investments, loaned securities collateral	6,300	--
Cash	28,963	43,853

Total investments and cash	2,041,150	1,872,463

Accrued investment income	20,870	18,600
Premiums receivable	364,125	363,675
Reinsurance receivables	1,220,320	1,295,083
Deferred income taxes	76,962	94,074
Deferred acquisition costs	83,975	89,222
Funds held by reinsureds	124,695	157,479
Other assets	255,861	215,198

Total assets	$4,187,958	$4,105,794

Liabilities:
Unpaid losses and loss adjustment expenses	$2,541,318	$2,449,890
Unearned premiums	403,708	405,379
Debt	187,566	151,250
Accounts payable, accrued expenses
and other liabilities	314,830	253,175
Funds held under reinsurance treaties	262,105	249,670
Dividends to policyholders	8,479	14,998
Payable under securities loan agreements	6,285	42

Total liabilities	3,724,291	3,524,404

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	216,115	319,014
Accumulated other comprehensive income	19,622	34,552
Notes receivable from officers	(65)	(62)
Treasury stock, at cost	(52,426)	(52,535)

Total shareholders' equity	463,667	581,390

Total liabilities and shareholders' equity	$4,187,958	$4,105,794

Shareholders' equity per share	$14.80	$18.56

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(Dollars in thousands, except per share data)	2003	2002

Gross premiums written	$295,671	$283,303

Net premiums written	$265,457	$245,002

Revenues:
Net premiums earned	$344,991	$263,806
Net investment income	16,331	21,008
Net realized investment gains	3,582	3,943
Other revenues	4,466	3,859

Total revenues	369,370	292,616

Expenses:
Losses and loss adjustment expenses	266,899	250,698
Acquisition expenses	64,790	55,782
Operating expenses	32,251	6,237
Dividends to policyholders	(5,539)	111
Interest expense	2,951	1,639

Total losses and expenses	361,352	314,467

Pre-tax income (loss)	8,018	(21,851)

Income tax expense (benefit):
Current	--	(3,606)
Deferred	28,050	(7,842)

Total income tax expense (benefit)	28,050	(11,448)

Net loss	$(20,032)	$(10,403)

Net loss per share:
Basic	$(0.64)	$(0.33)

Diluted	$(0.64)	$(0.33)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(Dollars in thousands, except per share data)	2003	2002

Gross premiums written	$1,429,644	$1,386,546

Net premiums written	$1,192,254	$1,104,997

Revenues:
Net premiums earned	$1,198,165	$991,011
Net investment income	68,923	84,881
Net realized investment gains (losses)	13,780	(16,085)
Other revenues	20,379	15,330

Total revenues	1,301,247	1,075,137

Expenses:
Losses and loss adjustment expenses	998,347	823,658
Acquisition expenses	256,446	216,984
Operating expenses	103,672	102,808
Dividends to policyholders	641	7,587
Interest expense	9,887	3,257

Total losses and expenses	1,368,993	1,154,294

Pre-tax loss	(67,746)	(79,157)

Income tax expense (benefit):
Current	--	(3,606)
Deferred	25,823	(27,527)

Total income tax expense (benefit)	25,823	(31,133)

Net loss	$(93,569)	$(48,024)

Net loss per share:
Basic	$(2.99)	$(1.53)

Diluted	$(2.99)	$(1.53)

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended December 31,
(Dollars in thousands)	2003	2002

Net premiums written:
The PMA Insurance Group	$140,784	$73,549
PMA Re (1)	124,261	185,870
Run-off Operations (2)	592	(14,189)
Corporate and Other	(180)	(228)

Consolidated	$265,457	$245,002

Revenues:
Net premiums earned:
The PMA Insurance Group	$177,474	$100,736
PMA Re (1)	168,646	164,970
Run-off Operations (2)	(949)	(1,672)
Corporate and Other	(180)	(228)

Consolidated net premiums earned	344,991	263,806
Net investment income	16,331	21,008
Realized gains	3,582	3,943
Other revenues	4,466	3,859

Consolidated revenues	$369,370	$292,616

Components of net loss:
Pre-tax operating income (loss) (3):
The PMA Insurance Group	$(982)	$5,838
PMA Re (1)	12,556	(28,480)
Run-off Operations (2)	(819)	(4)
Corporate and Other	(6,319)	(3,148)
Realized gains	3,582	3,943

Pre-tax income (loss)	8,018	(21,851)
Income tax expense (benefit)	28,050	(11,448)

Net loss	$(20,032)	$(10,403)

Weighted average common shares outstanding:
Basic	31,333,881	31,328,922
Diluted	31,333,881	31,328,922

(1)

On November 6, 2003, we announced our decision to withdraw from the reinsurance business previously served by PMA Re. This segment is currently in run-off. Accordingly, results for the fourth quarter will not be indicative of future results.

(2)	Formerly known as the Caliber One operating segment.
(3)

Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Year ended December 31,
(Dollars in thousands)	2003	2002

Net premiums written:
The PMA Insurance Group	$603,593	$452,276
PMA Re (1)	595,074	639,039
Run-off Operations (2)	(5,625)	14,563
Corporate and Other	(788)	(881)

Consolidated	$1,192,254	$1,104,997

Revenues:
Net premiums earned:
The PMA Insurance Group	$570,032	$410,266
PMA Re (1)	624,249	551,513
Run-off Operations (2)	4,672	30,113
Corporate and Other	(788)	(881)

Consolidated net premiums earned	1,198,165	991,011
Net investment income	68,923	84,881
Realized gains (losses)	13,780	(16,085)
Other revenues	20,379	15,330

Consolidated revenues	$1,301,247	$1,075,137

Components of net loss:
Pre-tax operating income (loss) (3):
The PMA Insurance Group	$21,541	$25,346
PMA Re (1)	(79,433)	13,422
Run-off Operations (2)	(818)	(87,501)
Corporate and Other	(22,816)	(14,339)
Realized gains (losses)	13,780	(16,085)

Pre-tax loss	(67,746)	(79,157)
Income tax expense (benefit)	25,823	(31,133)

Net loss	$(93,569)	$(48,024)

Weighted average common shares outstanding:
Basic	31,330,183	31,284,848
Diluted	31,330,183	31,284,848

(1)

On November 6, 2003, we announced our decision to withdraw from the reinsurance business previously served by PMA Re. This segment is currently in run-off. Accordingly, results for 2003 will not be indicative of future results.

(2)	Formerly known as the Caliber One operating segment.
(3)

Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.